REPORT OF SHAREHOLDER MEETING Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Money Market Fund,
Inc. was held at which the eleven Directors identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                          FOR                     WITHHELD             TOTAL
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
DIRECTORS
Matthew P. Fink                  1,142,617,284.193       16,653,835.576       1,159,271,119.769
Robert G. Galli                  1,141,066,515.248       18,204,604.521       1,159,271,119.769
Phillip A. Griffiths             1,142,526,818.507       16,744,301.262       1,159,271,119.769
Mary F. Miller                   1,142,334,687.098       16,936,423.671       1,159,271,119.769
Joel W. Motley                   1,142,941,767.489       16,329,352.280       1,159,271,119.769
John V. Murphy                   1,142,248,953.587       17,022,166.182       1,159,271,119.769
Kenneth A. Randall               1,141,212,411.820       18,058,707.989       1,159,271,119.769
Russell S. Reynolds, Jr.         1,140,817,141.410       18,453,978.359       1,159,271,119.769
Joseph M. Wikler                 1,142,775,938.715       16,495,181.054       1,159,271,119.769
Peter I. Wold                    1,142,339,222.513       16,931,897.256       1,159,271,119.769
Clayton K. Yeutter               1,141,267,920.426       18,003,199.343       1,159,271,119.769

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PROPOSAL NO. 2

              FOR                     AGAINST                    ABSTAIN         BROKER NON-VOTE                 TOTAL
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
2B: Proposal to change the policy on Concentration of Investments
1,058,945,180.345              23,978,880.986             20,204,469.438         56,142,589.000      1,159,271,119.769

2F: Proposal to eliminate the policy on Investing in Issuers Whose Shares are Owned by the Funds'
Directors and Officers
1,037,492,421.489              43,447,346.763             22,188,762.517         56,142,589.000      1,159,271,119.769

2G: Proposal to change the policy on Investing in Other Investment Companies
1,048,838,429.220              34,950,842.878             19,339,258.671         56,142,589.000      1,159,271,119.769

2I: Proposal to eliminate the policy on Margin and Short Sales (purchasing)
1,034,601,800.390              45,767,864.967             22,758,865.412         56,142,589.000      1,159,271,119.769

2K: Proposal to change the policy on Real Estate and Commodities
1,052,861,594.548              32,182,713.791             18,599,244.687         56,142,589.000      1,159,271,119.769

2L: Proposal to change the policy on Senior Securities
1,060,901,069.715              21,683,854.613             20,543,606.441         56,142,589.000      1,159,271,119.769